Exhibit 10.7

[APPLOVIN LETTERHEAD]

[DATE]

[FULL NAME]

c/o AppLovin Corporation

1100 Page Mill Road

Palo Alto, California 94304

Re: Confirmatory Employment Letter

Dear [FIRST NAME]:

This letter agreement (the “Agreement”) is entered into between [FULL NAME] (“you”) and AppLovin Corporation (the “Company” or “we”). This Agreement is effective as of the date you sign it, as indicated below. The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1. Position. Your position will continue to be [POSITION], and you will continue to report to the Company’s [REPORTING TITLE] or to such other person as the Company subsequently may determine. This is a full-time position. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. Your current annual base salary is $[BASE SALARY], which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.

3. Equity Awards. You will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Company’s Board of Directors or an authorized committee thereof (the “Committee”) will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. As a regular full time employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits in accordance with the terms of the Company’s policies and benefits plan. In addition, you will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the Company. With the exception of the Company’s at-will employment policy, discussed below, the Company may, from time to time, in its sole discretion, modify or eliminate its policies and/or benefits offered to employees.

5. Severance. You will be eligible for the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”). Your Participation Agreement under the Severance Plan will specify the severance payments and benefits you could be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

6. Employee Confidentiality and Invention Assignment. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s Employee Confidentiality and Invention Assignment you previously signed with the Company (the “ECIA”) still apply.

7. Employment Relationship. Employment with the Company will continue to be for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement or in any other agreement between you and the Company, as applicable, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information (within the meaning of the ECIA) to any parties other than the relevant government agencies. You further understand that Protected Activity does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent will constitute a material breach of this Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A.

9. Miscellaneous. This Agreement, along with the ECIA and the Severance Plan and Participation Agreement, constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer or Chief Financial Officer.

10. Governing Law. The terms of this Agreement and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described in the enclosed Mutual Agreement to Arbitrate Claims (Exhibit B), you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California) in connection with any Dispute or any claim related to any Dispute.

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,
AppLovin Corporation

By:

[SIGNATORY FULL NAME]
[SIGNATORY TITLE]

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

[EMPLOYEE FULL NAME]
Date: ________________

Exhibit A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

EXHIBIT B

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between AppLovin Corporation (the “Company”) and me during or following my employment with the Company. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes, and my receipt of the compensation and other benefits paid to me by the Company, at present and in the future, I agree to the terms of this Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”). Both parties agree that this Arbitration Agreement is enforceable under the Federal Arbitration Act, 9 U.S.C. §1 et seq. (the “FAA”). If the FAA is found not to apply, then this Arbitration Agreement is enforceable under the laws of the state in which I am or was employed at the time I received this Arbitration Agreement. Both parties agree that there will be no right to bring any dispute covered by this Arbitration Agreement, as specified in Paragraphs 1 and 2 below, as a class or collective action, as specified in Paragraph 3 below.

1. Claims Covered by this Arbitration Agreement. To the maximum extent allowed by law, the Company and I mutually consent to the resolution by binding arbitration of any and all claims, disputes or causes of action that the Company may have against me, or that I may have against the Company or, other than in their personal capacities, the Company’s current and former owners, partners, members, officers, directors, employees, representatives and agents, all subsidiary and affiliated entities, fiduciaries, administrators, affiliates, and all successors and assigns of any of them, arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Arbitration Agreement (“Arbitrable Disputes”). Arbitrable Disputes shall include any and all disputes not specifically exempted from arbitration herein, including, but not limited to: any alleged violations of federal, state, or local constitutions, statutes, laws, ordinances, regulations or common law; any claims of wrongful termination, unlawful discrimination, harassment, or retaliation; any claims for breach of any contractor covenant of good faith and fair dealing; tort claims; the Fair Labor Standards Act and similar state and local statutes; any claims brought under Title VII of the Civil Rights Act of 1964, as amended, and similar state and local statutes. Nothing in this Arbitration Agreement alters any obligation or prerequisite to exhaust administrative remedies before asserting a claim in arbitration.

2. Claims Not Covered. Specifically excluded from this Arbitration Agreement are claims that are not arbitrable by law, which include claims for workers’ compensation and unemployment compensation benefits, and any claims which are expressly excluded from binding arbitration by controlling law (“Excluded Claims”). Pursuant to California Code of Civil Procedure Section 1281.8, either party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an Arbitrable Dispute, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without provisional relief.

I understand that this Arbitration Agreement does not prohibit me from filing or maintaining an administrative charge or complaint with a local, state, or federal administrative body that is authorized to enforce or administer laws related to employment, including but not limited to the Equal Employment Opportunity Commission, Department of Labor, or the National Labor Relations Board. I understand that this Agreement does, however, preclude me from pursuing any court action regarding any such claim, except as permitted by law. This Arbitration Agreement does not restrict my rights to engage in concerted activities under Section 7 of the National Labor Relations Act. I understand that I will not be retaliated against, disciplined or threatened with discipline as a result of exercising my rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class or collective action in any forum. Notwithstanding any other clause contained in this Arbitration Agreement, an Arbitrable Dispute that includes a request for public injunctive relief shall remain in arbitration, but the request for public injunctive relief may be determined only by a court of competent jurisdiction and not by an arbitrator.

3. Class Action Waiver. The Company and I expressly intend and agree that, in pursuing Arbitrable Disputes: (a) class action and collective action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) neither party will assert class action or collective action claims against the other in arbitration or otherwise, and (c) the arbitrator is not empowered to consolidate claims of different individuals into one proceeding, or to hear an arbitration as a class arbitration (“Class Action Waiver”). Notwithstanding any other clause contained in this Arbitration Agreement, any claim that all or part of the Class Action Waiver is invalid, unenforceable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator. To the extent a court determines that this Class Action Waiver is invalid, for any reason, it shall not be severable from this Agreement and the class or collective claims will be considered Excluded Claims that must be litigated in a civil court of competent jurisdiction. The Class Action Waiver shall be severable when a dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

4. Waiver of Right to Court or Jury Trial. I understand that, by signing this Arbitration Agreement, both the Company and I are giving up any right we may have to a trial by jury and are giving up rights of appeal following the rendering of a decision except as the FAA provides for judicial review of arbitration decisions.

5. Arbitration Procedures. The Company and I agree that, except as provided in the Arbitration Agreement, any arbitration shall be in accordance with and under the auspices and rules of JAMS, Inc. (“JAMS”) for the resolution of employment disputes, pursuant to its then-current Employment Arbitration Rules & Procedures (the “JAMS Rules”). The JAMS Rules are available at https://www.jamsadr.com/rules-employment-arbitration/. Notwithstanding anything in the JAMS Rules, the arbitrator will not have the authority to determine whether this arbitration provision or any portion of it is enforceable, revocable or valid, the arbitrability of disputes, or whether claims may be arbitrated on a class, collective, or representative basis.

Any arbitration shall be resolved by a neutral arbitrator. The arbitrator shall apply the substantive state or federal law (and the law of remedies, if applicable) as applicable to the claim(s) asserted. The arbitrator shall provide the parties with a written decision explaining his or her findings and conclusions. The arbitrator’s decision shall be final and binding upon the parties. The parties shall be entitled to conduct discovery to the full extent authorized by governing law. The parties agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, discovery motions, motions to dismiss, and demurrers prior to any arbitration hearing. The Company and I agree that any arbitration under this Arbitration Agreement shall be conducted in Santa Clara County or the site of the closest JAMS office to my place of employment. The arbitrator’s decision regarding the claims shall be enforceable in any court having jurisdiction thereof. I agree that the arbitrator shall have the power to award any remedies available under applicable law. I agree that each party shall be responsible for paying such party’s own attorneys’ fees and costs, except that the arbitrator shall award attorneys’ fees and costs to the prevailing party if the law applicable to the claim(s) being arbitrated permits such an award. Except as expressly excluded in Section 2 above, I agree that the arbitrator shall have the power to award any remedies under applicable law.

6. Arbitration Fees and Costs. To the extent I bring a claim against the Company, the Company shall pay for the costs of arbitration, including any administrative or hearing fees charged by the arbitrator or JAMS, except that I shall pay any filing fees associated with any arbitration that I initiate, but only so much of the filing fees as I would have instead paid had I filed a complaint in a court of law. To the extent any of the foregoing cost-splitting provisions are found not to comply with such then-applicable law, the arbitrator shall reform this Arbitration Agreement such that it is enforceable and consistent with then-applicable decisional or statutory law.

7. Modification/Entire Agreement. This Arbitration Agreement shall survive the termination of my employment. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Arbitration Agreement. This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Arbitration Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Arbitration Agreement, except as specifically set forth in this Arbitration Agreement. If any provision of this Arbitration Agreement is found to be unenforceable, in whole or in part, such finding shall not affect the validity of the remainder of this Arbitration Agreement and this Arbitration Agreement shall be reformed to the greatest extent possible to ensure that the resolution of all conflicts between the parties are resolved by neutral, binding arbitration.

8. Not an Employment Agreement. This Arbitration Agreement is not and shall not be construed to create any contract of employment, express or implied. Nor does this Arbitration Agreement alter the at-will status of any employment.

[Signatures to follow on the next page.]

I acknowledge that I have read this Agreement carefully and I understand and accept the obligations which it imposes upon me without reservation. No promises or representations have been made to me to induce me to sign this Agreement. I further acknowledge that I have been given the opportunity to discuss this Agreement with my private, legal counsel and have taken advantage of that opportunity to the extent I wanted to do so.

[counterpartyName]

Signed .....................................................

Date ........................................................

Accepted and Agreed to:

APPLOVIN CORPORATION

By: